ARTICLES OF INCORPORATION OF THE VINYL FENCE COMPANY, INC.

I

The name of this Corporation is THE VINYL FENCE COMPANY, INC.

II

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the Banking Business, the Trust Company Business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III

The name and address in the State of California of this Corporation’s initial agent for services of process is:

Gordon M Knott
3301 S Harbor Blvd., Suite 112
Santa Ana, CA 92704

IV

This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is 1,000,000 shares.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent possible under California law.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Gordon M. Knott and Garabed Khatchoyan certify that:

1. They are the President and the Secretary, respectively, of THE VINYL FENCE COMPANY, INC., a California Corporation.

2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

IV

The total number of shares which this Corporation is authorized to issue is one hundred million (100,000,000).

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 2,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

DATE: June 15, 2008